Exhibit 99.1

Unilife Annual Shareholder Meeting

John Ryan Remarks

December 15, 2016

Welcome everyone, thank you Mary Kate, and welcome Mike, Rose and Duane.

I have about five minutes of remarks, then would welcome questions and comments.  The board and management will be here after the meeting and we encourage you to meet them after the meeting.

It has been a year of real transformation at Unilife, and on behalf of the management team we appreciate the confidence and support of you, our shareholders, and want to share with you our confidence in our future based on our foundation of industry-leading wearable injector technology and great customer relationships.

We provided a comprehensive update during our investor call on November 2nd and I hope folks participated in the webcast on November 17th for the presentation at the Jefferies Healthcare conference.  I’m not going to cover in detail the items we focused on during those recent presentations today.

There are a few items that have been a particular area of focus for our shareholders that I will cover today:  progress on our customer programs, our efforts to attract new customers and our employee engagement.

First, I am pleased to report that our base of existing customers in the wearable injector space continues to be very enthusiastic about our technology and on the development work of our teams, and we are pressing ahead on all cylinders to get these devices into the hands and onto the bodies of patients.

Our customers’ teams and our teams are working together on our ongoing wearable injector programs, on items such as design verifications, clinical builds, and customer-specific customization of our wearable injectors.  We have active programs for both our large volume (2 mL and up) and our small volume (less than 2 mL) wearable injectors.  We have already laid out our expected timeline for clinical supply and commercial supply of devices during our investor call, but I’ll reiterate for the group that this coming year, in calendar 2017, we expect to commence supply of devices for clinical trials.  Much of the work in our York facility is focused on the production of these clinical batches and the support of customer programs.  In calendar 2018, we expect to begin commercial scale up and produce commercial equivalent devices for validation and customer pre-launch activities.  2019 is when we expect to begin commercial sales for anticipated patient use.  Our engineering, production and quality teams are all working hard and focused on getting these devices prepared for customer launches.  I know that it is frustrating for investors not to have more precise specifics on individual customer programs, but it is very important that we honor our customers’ confidentiality needs and for further news on the launch of customer therapies in our devices we will follow the lead of our customers.  It is the right thing to do.

One items that just became public last month, on November 4th, was the publication of a successful clinical study of our large volume delivery wearable injector.  This study evaluated the efficacy of the device, and was a clinical trial with saline, thus testing the device itself.  We were very pleased with the results, which showed the device to be effective, and this marked an important milestone for us as we work towards getting devices into patients’ hands and on their bodies to deliver our customers’ therapies.

Second, I’d like to spend a few minutes now on our work to attract new customers.  We don’t have any blockbuster announcements to make today, but I want to share with you that our team is hard at work to attract new customers.  While we have existing contracts with three of the six largest biologics companies in terms of currently marketed, Phase 3 and Phase 2 pipelines, we are focusing on other large global biopharmas with multiple therapies that we think are excellent candidates for wearable injector delivery.  We are in discussions with many of these companies.  They have had understandable concerns about our ability to be reliable suppliers given some of the challenges we have faced over the past couple of years, but I’m pleased to report that the disciplined and straightforward approach we are taking to our business coupled with our focus on wearable injector technology is a strategy that is being received very favorably by prospective customers.  You can be assured that we are hard at work to attract new customers and we are pleased to be doing so with what we are hearing time and time again is the best wearable injector technology.  We are going about it in a disciplined way and will make sure that any new contract is at attractive profit margins.

Finally, I’d like to talk about our employees – their commitment and engagement.  We now have approximately 145 employees. One of the great successes we have had this past year is being able to reshape and refocus our company in a really significant way while continuing to have a team here at Unilife that is focused, engaged and productive.  A year ago this time we had approximately 240 employees, and that was down from an all-time high of approximately 300 employees.  Our team now consists of 140 employees, approximately 55 in King of Prussia where most of our product development engineers work, and approximately 85 in York, where our production associates work.

One final thing before we turn to your questions.  I want to share with our investors today that we have listed our York facility for sale as we move to a commercial manufacturing model with our wearable injector platform.  We have always planned to use Contract Manufacturing Organizations for certain commercial scale manufacturing of our wearable injectors.  Now that we are focusing just on our wearable injector platform, we have unused capacity in York.  As we are working to sure up our balance sheet, we’ve listed the York facility for sale, and if we are able to sell the York facility at an attractive price point we think we will be best served by relocating our production facility to a smaller, less expensive facility that will allow us to still maintain the core production team that we now have for manufacture of clinical builds.

Thank you again for your attendance today, and we would be pleased to open up the meeting to your comments and remarks.  We ask that you please step up, identify yourself by name so that everyone can hear your questions.  Thank you.